UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   DEAN, HOWARD M.

   DEAN FOODS COMPANY
   3600 N. RIVER ROAD
   FRANKLIN PARK, IL  60131
2. Issuer Name and Ticker or Trading Symbol
   DEAN FOODS COMPANY
   DF
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN AND CEO
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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DEAN FOODS COMPANY COMMON STO|      |    |                  |   |           |213,694            |D     |                           |
CK                           |      |    |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON STO|      |    |                  |   |           |118,613            |I*    |SPOUSE &                   |
CK                           |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |IN TRUST                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
NON-QUALIFIED STOCK OPTI|37.31   |6/1/9|A   |86,000     |A  |6/1/0|6/1/0|COMMON STOCK|86,000 |       |594,603     |D  |            |
ON                      |        |9    |    |           |   |0**  |9    |            |       |       |            |   |            |
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Explanation of Responses:
*REPRESENTS STOCK OF SPOUSE OR IN TRUST, ALL OF WHICH OFFICER DISCLAIMS BENEFICIAL OWNERSHIP.
**25% EXERCISABLE EACH SUCCESSIVE ANNIVERSARY GRANT DATE; DATE FIRST
EXERCISABLE
SIGNATURE OF REPORTING PERSON
AS ATTORNEY-IN-FACT FOR HOWARD M. DEAN
DATE
07/09/99